Exhibit 5.1
[Holland & Knight LLP Letterhead]
December 8, 2005
The Board of Directors
Argon ST, Inc.
12701 Fair Lakes Circle
Suite 800
Fairfax, VA 22033
     Re: Registration Statement on Form S-3
Ladies and Gentlemen:
     This opinion is furnished to you in connection with the Registration Statement on Form S-3, (File No. 333-128211), filed by Argon ST, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission on September 9, 2005, as amended (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”) of, in each case inclusive of shares subject to the underwriters’ over-allotment option (i) 1,725,00 shares (the “Company Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”) and (ii) 920,000 shares of Common Stock (the “Selling Stockholder Shares,” and collectively with the Company Shares, the “Shares”) held by certain stockholders of the Company. The Shares will be sold pursuant to an Underwriting Agreement by and among the Company and Friedman, Billings, Ramsey & Co., Inc., as representative of the several underwriters.
     We have acted as counsel to the Company in connection with the Registration Statement and are relying upon originals or copies, certified or otherwise identified to our satisfaction of such corporate records of the Company, certificates of officials and representatives of the Company, and other documents as we have deemed necessary in connection with the opinions expressed below. In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.
     Based upon the foregoing and in reliance thereon, we are of the opinion that the Shares have been duly authorized and, when issued, sold and delivered as described in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.
     We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware as in effect on the date hereof.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, and to the reference to this firm under the caption “Legal Matters” contained in the prospectus filed as a part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent in required under Section 7 of the Securities Act.
Very truly yours,
/s/ Holland & Knight LLP
Holland & Knight LLP